Filed pursuant to Rule 424(b)(3)

Registration No. 333-289979

PROSPECTUS

7,090,909 Shares of Common stock

This prospectus relates to the sale or other disposition from time to time of up to (i) 6,818,182 shares of our common stock issuable upon exercise of warrants issued to an investor with an exercise price of $1.32 per share that expire on July 17, 2030, and (ii) 272,727 shares of our common stock issuable upon exercise of warrants with an exercise price of $1.65 per share that expire on January 15, 2031, issued to Maxim Group LLC (“Maxim”), the placement agent, all of which were issued by us in a public offering in July 2025 by the selling stockholders named in this prospectus, including their transferees, pledgees, donees or successors. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of shares of common stock by the selling stockholders.

The selling stockholders may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock in the section entitled “Plan of Distribution” beginning on page 7. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission (the “SEC”). No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.

We are an “emerging growth company” under the federal securities laws and, as such, we are subject to reduced public company disclosure standards.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus, in any prospectus supplement and in the documents incorporated by reference into this prospectus, to read about factors you should consider before investing in our securities.

Our common stock is listed on the Nasdaq Capital Market under the symbol “CTOR”. The last reported sale price of our common stock on August 27, 2025 was $2.09 per share. We recommend that you obtain current market quotations for our common stock prior to making an investment decision.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2025

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ABOUT THIS PROSPECTUS

You should rely only on the information that we have provided or incorporated by reference in this prospectus and any prospectus supplement that we may authorize to be provided to you. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or any prospectus supplement that we may authorize to be provided to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and any prospectus supplement is accurate only as of the date on the cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

 We urge you to carefully read this prospectus and any prospectus supplement, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Unless the context otherwise requires, we use the terms “the Company”, “our company”, “we”, “us”, and “our” in this prospectus to refer to the consolidated operations of Citius Oncology, Inc. and its consolidated subsidiaries as a whole.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, plans, strategies, predictions, or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission (“SEC”). In addition, such statements could be affected by risks and uncertainties related to:

●	our independent registered public accounting firm’s report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern;

●	the Company’s need for substantial additional funds, even after completion of this offering, and its ability to raise those funds;

●	the ability of the Company to commercialize LYMPHIR, including covering the costs of licensing payments, product manufacturing and other third-party goods and services;

●	the ability of the Company to recognize the anticipated benefits of the Merger (as defined herein), which may not be realized fully, if at all, or may take longer to realize than expected;

●	our ongoing evaluations of strategic alternatives;

●	the ability of LYMPHIR or any of our future product candidates to impact the quality of life of our target patient populations;

●	the estimated markets for LYMPHIR or any of our future product candidates and the acceptance thereof by any market;

●	our ability to procure cGMP commercial-scale supply;

●	our dependence on third-party suppliers;

●	risks arising from changes in the fields in which LYMPHIR and any of our future product candidates, if approved, may compete;

●	risks relating to the results of research and development activities, including those from our existing and any new pipeline assets;

●	the ability of the Company to maintain compliance with the continued listing requirements the Nasdaq Stock Market LLC (“Nasdaq”);

●	ability to obtain, perform under and maintain financing and strategic agreements and relationships;

●	the Company’s operating results and financial performance;

●	uncertainties relating to preclinical and clinical testing, approval and commercialization of any future product candidates by the Company;

●	the Company’s ability to manage and grow our business and execution of our business and growth strategies;

●	the competitive environment in the life sciences and biotechnology industry;

●	failure to maintain, protect and defend the Company’s intellectual property rights;

●	changes in government laws and regulations, including laws governing intellectual property, and the enforcement thereof affecting the Company’s business;

●	changes in general economic conditions, geopolitical risk, including as a result of any pandemic or international conflict, including in the Middle East and between Russia and Ukraine;

●	the effect of the transactions on the Company’s business relationships, operating results, and businesses generally;

●	volatility in the price of the Company’s securities due to a variety of factors, including the Company’s inability to implement their business plans or meet or exceed our financial projections;

●	the outcome of any litigation related to or arising out of the Merger, or any adverse developments therein or delays or costs resulting therefrom; and

●	other risks and uncertainties set forth under the section entitled “Risk Factors.”

Any forward-looking statements speak only as of the date on which they are made, and, except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the filing date of this prospectus.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE COMPANY

Overview

Citius Oncology, Inc. is a biopharmaceutical company focused on developing and commercializing innovative targeted oncology therapies. Since inception, the Company has been engaged in business planning and research and development. We do not currently generate any revenue. The Company’s lead product candidate is LYMPHIR, an engineered IL-2 diphtheria toxin fusion protein, for the treatment of patients with persistent or recurrent CTCL, a rare form of non-Hodgkin lymphoma. LYMPHIR was approved by the U.S. Food and Drug Administration (the “FDA”) in August 2024. The Company believes there is an attractive and growing market for LYMPHIR, estimated to exceed $400 million, that is underserved by existing treatments.

Corporate Information

On August 23, 2021, Citius Pharmaceuticals, Inc. (“Citius Pharma”), formed Citius Acquisition Corp. (“SpinCo”) as a wholly-owned subsidiary in conjunction with the acquisition of LYMPHIR, but SpinCo did not begin operations until April 2022, when Citius Pharma transferred the assets related to LYMPHIR to SpinCo, including the related license agreement with Eisai Co., Ltd. (“Eisai”) and the related asset purchase agreement with Dr. Reddy’s Laboratories SA, a subsidiary of Dr. Reddy’s Laboratories, Ltd. (collectively, “Dr. Reddy’s”).

On October 23, 2023, Citius Pharma and SpinCo entered into an agreement and plan of merger and reorganization (the “Merger Agreement”) with TenX Keane Acquisition, a Cayman Islands exempted company (“TenX”), and TenX Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of TenX (“Merger Sub”). On August 12, 2024, pursuant to the terms and conditions of the Merger Agreement, Merger Sub merged with and into SpinCo, with SpinCo surviving as a wholly owned subsidiary of TenX (the “Merger”) which was subsequently renamed Citius Oncology Sub. Prior to closing of the Merger (the “Closing”), TenX migrated to and domesticated as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and the Cayman Islands Companies Act (As Revised) (the “Domestication”). As part of the Domestication, TenX changed its name to “Citius Oncology, Inc.” (Nasdaq: CTOR). 10XYZ Holdings was the sponsor (the “Sponsor”), general partner and the sole stockholder of TenX, which was created as a special purpose acquisition company for the purpose of entering into a business combination with one or more business entities. TenX undertook the Merger to accomplish this goal. Joel Mayersohn, one of our directors, was a director of TenX.

Since SpinCo’s inception, Citius Pharma has funded SpinCo and continues to fund Citius Oncology, and Citius Pharma and Citius Oncology are party to an amended and restated shared services agreement (the “A&R Shared Services Agreement”), which governs certain management and scientific services that Citius Pharma provides Citius Oncology.

Our address is 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016 and our telephone is (908) 967-6677. Our website address is www.citiusonc.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Exchange Act will be made available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The contents of our website are not incorporated into this prospectus and our reference to the URL for our website is intended to be an inactive textual reference only.

Recent Developments

Nasdaq Listing

On April 23, 2025, The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that for the preceding 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company had a compliance period of 180 calendar days, or until October 20, 2025, to regain compliance with the Bid Price Rule.

On June 26, 2025, the Company received written notice of compliance from the Nasdaq Listing Qualifications Staff stating that for 10 consecutive trading days, from June 6, 2025 to June 24, 2025, the closing bid price of the Company’s common stock has been at $1.00 per share or greater, and accordingly, the Company regained compliance with Nasdaq Listing Rule 5550(a)(2). Nasdaq informed the Company in the compliance notice that it now considered this matter closed.

July 2025 Financing

On July 17, 2025, the Company sold and issued 6,818,182 shares of common stock and warrants to purchase up to 6,818,182 shares of common stock. The shares and warrants were sold at a combined per unit price of $1.32. The warrants are immediately exercisable, have a term of five years and an exercise price of $1.32 per share. Estimated net proceeds of the offering were approximately $7.44 million, after deducting the placement agent fees and estimated offering expenses payable by the Company.

Maxim Group LLC acted as placement agent for the offering. As compensation for its services, the Company paid the placement agent a cash fee of 7.0% of the aggregate gross proceeds raised in the offering, plus reimbursement of certain expenses up to a maximum of $125,000. Additionally, the Company issued to the placement agent warrants to purchase up to 272,727 shares of common stock, which is equal to 4.0% of the aggregate number of shares sold in the offering. The placement agent warrants have an exercise price of $1.65 per share, are non-exercisable for six months after July 16, 2025, except as permitted under FINRA Rule 5110(e)(2), and expire five years after such date.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this prospectus on the market environment, market developments, growth rates, market trends and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources.

Emerging Growth Company, Smaller Reporting Company and Controlled Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startup Act of 2012 (the “JOBS Act”). Subject to certain conditions set forth in the JOBS Act, as an “emerging growth company” we are not required to, among other things, (i) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404 of SOX, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (United States) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation-related items, such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. We will remain an “emerging growth company” until the earliest of: (a) the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement, (b) the last day of the fiscal year in which our annual gross revenues exceed $1.235 billion, (c) the date on which we issue more than $1 billion in nonconvertible debt in a three year period, or (d) if we are deemed to be a “large accelerated filer”, as defined by Rule 12b-2 of the Exchange Act.

To the extent that we continue to qualify as a “smaller reporting company”, as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

Additionally, by virtue of the fact that Citius Pharma holds more than 50% of the total voting power of the shares of our capital stock, we also qualify as a “controlled company” within the meaning of the corporate governance standards of the Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including the requirement that (i) a majority of our Board consist of independent directors, (ii) we have a compensation committee that is composed entirely of independent directors and (iii) we have a nominating/corporate governance committee that is composed entirely of independent directors.

We are not currently relying on certain of these exemptions. To the extent we decide in the future to rely on any of these exemptions, holders of our common stock will not have the same protections afforded to stockholders of companies that are subject to all of the reporting requirements of the SEC and corporate governance requirements of Nasdaq.

THE OFFERING

Shares of common stock offered by the selling stockholders	Up to 7,090,909 shares of common stock

Shares of common stock outstanding prior to this offering	78,370,584

Shares of common stock to be outstanding after this offering(1)	85,461,493

Use of proceeds	We will not receive any proceeds from the resale of our common stock held by the selling stockholders in this offering. For additional information, refer to the section entitled “Use of Proceeds.”

Terms of this offering	The selling stockholders may sell, transfer or otherwise dispose of any or all of the common stock offered by this prospectus from time to time on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. The common stock may be offered and sold or otherwise disposed of by the selling stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices.

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus, in any prospectus supplement and in the documents incorporated by reference into this prospectus, to read about factors you should consider before investing in our securities.

Nasdaq symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “CTOR.”

(1)	The number of shares of Common Stock to be outstanding after this offering is based on 78,370,584 shares of Common Stock outstanding as of August 31, 2025, and excludes:

●	options to purchase an aggregate of 18,166,667 shares of our Common Stock issued to our employees, directors and consultants under our 2023 Omnibus Stock Incentive Plan and 2024 Omnibus Stock Incentive Plan (collectively, the “Plans”); and

●	11,833,333 shares of Common Stock available for future grants under the Plans.

Unless otherwise stated, all information in this prospectus assumes no exercise of the underwriters’ option to purchase additional securities.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before purchasing any securities you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended September 30, 2024, as filed with SEC on December 27, 2024, as amended on January 27, 2025, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, as filed with the SEC on May 14, 2025, which are incorporated in this prospectus by reference in their entirety, as well as in any prospectus supplement or any related free writing prospectus hereto. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not currently known to us, or that we currently view as immaterial, may also impair our business. If any of the risks or uncertainties described in our SEC filings or any additional risks and uncertainties actually occur, our business, financial condition, results of operations and cash flow could be materially and adversely affected. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Please also refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

The 7,090,909 shares of common stock issuable upon the exercise of currently outstanding warrants and that are being offered for resale by the selling stockholders will be sold for the accounts of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the 7,090,909 shares of common stock issuable upon the exercise of currently outstanding warrants and offered for resale hereby will go to the selling stockholders and we will not receive any proceeds from the resale of those shares of common stock by the selling stockholders.

We may receive up to a total of approximately $9,450,000 in gross proceeds if all of the warrants are exercised hereunder for cash. However, as we are unable to predict the timing or amount of potential exercises of the warrants, we have not allocated any proceeds of such exercises to any particular purpose. Accordingly, all such proceeds are allocated to working capital. Pursuant to conditions set forth in the warrants, the warrants are exercisable under certain circumstances on a cashless basis, and should a selling stockholder elect to exercise on a cashless basis we will not receive any proceeds from the sale of common stock issued upon the cashless exercise of the warrant.

We will incur all costs associated with this registration statement and prospectus.

SELLING STOCKHOLDERS

This prospectus covers the resale by the selling stockholders identified below of up to 7,090,909 shares of common stock issuable to the selling stockholders upon exercise of warrants held by them. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as disclosed in the footnotes below, the selling stockholders have not had any material relationship with us within the past three years.

The following table sets forth certain information regarding the selling stockholders and the shares of common stock beneficially owned by them, which information is available to us as of August 31, 2025. The selling stockholders may offer the common stock under this prospectus from time to time and may elect to sell under this prospectus some, all or none of the common stock offered for resale by this prospectus. However, for the purposes of the table below, we have assumed that, after completion of the offering, none of the common stock covered by this prospectus will be held by the selling stockholder. In addition, the selling stockholder may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock since the date on which the selling shareholder provided information for this table. We have not made independent inquiries about such transfers or dispositions.

Under the terms of the warrants, a selling stockholder may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares listed in the table does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See the section entitled “Plan of Distribution” beginning on page 7.

The beneficial ownership of the common stock set forth in the following table is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling stockholders and information filed with the SEC. Each selling stockholder may sell or transfer all or a portion of its shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

	Before the Offering			After the Offering
Name of Selling Stockholder(1)	Number of Shares of Common Stock underlying the Warrants		Number of Shares of Common Stock Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock
Armistice Capital, LLC	6,818,182	(2)	6,818,182	6,818,182	--
Maxim Group LLC	272,727	(3)	272,727	272,727	--

(1)	Selling stockholder information for each additional selling stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling stockholder and the number of shares of Common Stock registered on its behalf. A selling stockholder may sell or otherwise transfer all, some or none of such shares of Common Stock in this offering. See “Plan of Distribution.”

(2)	Consists of 6,818,182 warrants to purchase shares of our common stock issuable upon exercise of warrants issued to an investor with an exercise price of $1.32 per share that expire on July 17, 2030, issued by us in a public offering in July 2025. The warrants held by the selling stockholder are subject to a beneficial ownership limitation of 4.99%, which does not permit that portion of the warrants that would result in the selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The percentage, but not the amount, of shares beneficially owned by the Selling Stockholder before the offering give effect to the beneficial ownership limitation.

(3)	Consists of 272,727 warrants to purchase shares of our common stock with an exercise price of $1.65 per share that expire on January 15, 2031, issued by us to Maxim in a public offering in July 2025, who was our placement agent for that offering. Maxim was also the sole book-running manager of TenX’s initial public offering. Maxim served as Citius Pharma’s merger and acquisition adviser in connection with the Merger with TenX.

PLAN OF DISTRIBUTION

The selling stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We will pay all expenses of the registration of the shares of common stock, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, arising in connection with the registration statement of which this prospectus is a part.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus is a part effective until the time that no selling stockholder owns of the warrants or the shares of common stock issuable upon exercise of the warrants.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the material terms of our capital stock as of the date of this prospectus. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our Bylaws, and to the provisions of applicable Delaware law.

General

Our authorized capital stock consists of 410,000,000 shares, par value $0.0001, of which 400,000,000 are Common stock, of which 78,370,584 shares were issued and outstanding as of August 31, 2025, and of which 10,000,000 shares are preferred stock, none of which are issued and outstanding.

Our preferred stock and/or Common stock may be issued from time to time without prior approval by our stockholders. Our preferred stock and/or Common stock may be issued for such consideration as may be fixed from time to time by our Board.

Common Stock

We are authorized to issue 400,000,000 shares of Common stock, $0.0001 par value. All of the outstanding shares of our Common stock are fully paid and non-assessable. The holders of a majority of the shares entitled to vote, present in person or represented by proxy shall constitute a quorum at all meetings of our stockholders. Our Common stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. The holders of our Common stock are not entitled to cumulative voting for election of the Board.

Holders of Common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor, as well as any distributions to the security holders. We have never paid cash dividends on our Common stock, and do not expect to pay such dividends in the foreseeable future.

In the event of a liquidation, dissolution or winding up of our company, holders of Common stock are entitled to share ratably in all of our assets remaining after payment of liabilities.

The rights, preferences and privileges of the holders of Common stock are subject to, and might be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value. Our Board of Directors is authorized, without stockholder approval, to cause us to issue, from our authorized but unissued shares of preferred stock, one or more series of preferred stock, to establish from time to time the number of shares to be included in each such series, as well as to fix the designation and any preferences, conversion and other rights and limitations of such series. These rights and limitations may include voting powers, limitations as to dividends, and qualifications and terms and conditions of redemption of the shares of each such series.

Warrants

As of August 31, 2025, we had outstanding warrants to purchase up to an aggregate of 7,090,909 shares of common stock. Of these, warrants to purchase an aggregate of 6,818,182 shares of common stock have an exercise price of $1.32 per share and will expire on July 17, 2030. The remaining 272,727 warrants to purchase shares of common stock have an exercise price of $1.65 per share, are non-exercisable until January 15, 2026, except as permitted under FINRA Rule 5110(e)(2), and expire on January 15, 2031. The exercise price of the warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders. If, at the time a warrant holder exercises its warrants, a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment of the aggregate exercise price of the warrant, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrants.

Anti-Takeover effects of Delaware law and the Company’s Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our Certificate of Incorporation and Bylaws contain provisions that could make the following transactions more difficult: an acquisition of the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for the Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

 Authorized but Unissued Shares

The Certificate of Incorporation provides for authorized but unissued shares of Common stock and preferred stock for future issuance without stockholder approval, subject to rules of the securities exchange on which the Common stock is listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The Board has the authority in its discretion to establish the rights, preferences and privileges of any preferred stock to be issued. The existence of authorized but unissued shares of Common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of Common stock by means of a proxy contest, tender offer, merger or otherwise.

Stockholder meetings

The Certificate of Incorporation provides that if Citius Pharmaceuticals, Inc., which holds approximately 84.3% of the voting power of the Company, ceases to beneficially own more than 50% of the voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors (the “Trigger Event,”), a special meeting of stockholders may be called only by the Board, chair of the Board, or the chief executive officer.

Requirements for advance notification of stockholder nominations and proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board.

Elimination of stockholder action by written consent

The Certificate of Incorporation expressly eliminates the right of the stockholders to act by written consent after the Trigger Event. After the Trigger Event, stockholder action must take place at the annual or a special meeting of stockholders.

Staggered Board

The Certificate of Incorporation provides that the Board is divided into three classes. The directors in each class will serve for a three-year term, with one class being elected each year by the stockholders. This system of electing directors may discourage a third party from attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of directors

The Certificate of Incorporation provides that after the Trigger Event, no member of the Board may be removed from office except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds of the total voting power of all of the Company’s outstanding voting stock then entitled to vote in the election of directors.

Stockholders not entitled to cumulative voting

The Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common stock who are entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of the Company’s preferred stock, if any, may be entitled to elect.

Delaware anti-takeover statute

Until the occurrence of the Trigger Event, the Certificate of Incorporation provides that the Company is not subject to Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with an “interested stockholder” (which includes a person or group owning 15% or more of the corporation’s voting stock) for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, the Company is not subject to effects of Section 203 until the occurrence of the Trigger Event.

Exclusive Forum

Unless the Company consents in writing to the selection of an alternative forum, the Certificate of Incorporation provides that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

●	any derivative action or proceeding brought on behalf of the Company,

●	any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or its stockholders,

●	any action asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company arising pursuant to any provision of the DGCL or of the Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time),

●	any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws (each as may be amended from time to time, including any right, obligation or remedy thereunder),

●	any action or proceeding asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or

●	any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL.

The exclusive forum provision does not apply to claims arising under the Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

The Certificate of Incorporation and the Bylaws further provide that, unless Company consents in writing to the selection of an alternative forum, the federal district courts of the U.S. are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. There is uncertainty as to whether a court would enforce such a provision relating to causes of action arising under the Securities Act of 1933, as amended, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Amendment of Certificate of Incorporation provisions

The provisions of Delaware law, the Certificate of Incorporation and the Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of the Board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

The Certificate of Incorporation provides that, after the Trigger Event, the affirmative vote of the holders of at least two-thirds of the total voting power of the Company’s outstanding shares entitled to vote thereon, voting as a single class, is required to amend certain provisions relating to related to the Board, written consent of stockholders in lieu of a meeting, special meetings of stockholders, limitation on liability, corporate opportunities and competition, exclusive forum, Section 203 of the DGCL and amendments.

Amendment of Bylaws

The Certificate of Incorporation and Bylaws provide that after the Trigger Event, the Bylaws may only be amended by the Board or by the affirmative vote of holders of at least two-thirds of the total voting power of the Company’s outstanding shares entitled to vote thereon, voting as a single class. Additionally, the Certificate of Incorporation will provide that the Bylaws may be adopted, amended, altered or repealed by the Board.

Transfer Agent and Registrar

The transfer agent and registrar for Common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Ave, Brooklyn, NY 11219.

The Nasdaq Capital Market Listing

The Common stock is listed on the Nasdaq Capital Market under the symbol “CTOR”.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

EXPERTS

The financial statements of Citius Oncology, Inc. appearing in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, as amended on January 27, 2025, have been included herein by reference in reliance on the report of Wolf & Company, P.C., independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You should rely only on the information contained in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered by this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus and any applicable accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus and any applicable accompanying prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus and any applicable accompanying prospectus. Statements in this prospectus and any applicable accompanying prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and reference is made to the actual documents for complete information. Copies of all or any part of the registration statement, including the documents incorporated in therein by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find Additional Information.” The documents we are incorporating by reference into this prospectus are:

●	the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC pursuant to Section 13 of the Exchange Act on December 27, 2024, as amended on January 27, 2025;

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2024, filed with the SEC pursuant to Section 13 of the Exchange Act on December 27, 2024, as amended on January 27, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2024, filed with the SEC pursuant to Section 13 of the Exchange Act on February 14, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC pursuant to Section 13 of the Exchange Act on May 14, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC pursuant to Section 13 of the Exchange Act on August 12, 2025; and

●	our Current Reports on Form 8-K, filed with the SEC pursuant to Section 13 of the Exchange Act on January 6, January 7, February 6, February 14, April 3, April 25, June 17, June 27, July 18, and August 18, 2025.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date any offering is terminated or completed are deemed to be incorporated by reference into, and to be a part of, this prospectus, provided that that we are not incorporating by reference any information furnished to, but not filed with, the SEC.

Any statement contained in this prospectus and any applicable accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus and any applicable accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus and any applicable accompanying prospectus to the extent that a statement contained in this prospectus and any applicable accompanying prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus and any applicable accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus and any applicable accompanying prospectus.

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in the registration statement and this prospectus, including exhibits to these documents. You should direct any requests for documents to Citius Oncology, Inc., Attention: Secretary, 11 Commerce Drive, 1st Floor, Cranford, New Jersey 07016, (908) 967-6677.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any applicable accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus and any applicable accompanying prospectus or incorporated by reference in this prospectus and any applicable accompanying prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.